Exhibit 99.1

NEWS BULLETIN
FROM:	RE:	ECC Capital Corporation
1833 Alton Parkway
Irvine, CA 92606
NYSE: ECR

For Further Information:

AT THE COMPANY:

Roque A. Santi

Chief Financial Officer

(949) 856-7611

rsanti@encorecredit.com

FOR IMMEDIATE RELEASE

May 11, 2006

ECC CAPITAL CORPORATION REPORTS RESULTS

FOR FIRST QUARTER ENDED MARCH 31, 2006

IRVINE, CA, May 11, 2006 – ECC Capital Corporation (NYSE: ECR), a mortgage finance real estate investment trust (REIT) that originates and invests in residential mortgage loans, today announced financial results for the first quarter ended March 31, 2006.

Financial and Operational Summary

•	First quarter loss narrowed to $6.4 million or $0.06 per diluted share from 2005 fourth quarter loss of $49.8 million or $0.50 per diluted share

•	First quarter cost to originate increased to 2.58% but does not reflect expected cost savings from restructuring

•	ECC Capital announced that it will not pay a dividend for the second quarter of 2006

“The loss on the sale of loans was significantly reduced during the first quarter of 2006 as compared to the fourth quarter of 2005 largely due to marking down our inventory at December 31, 2005 on most trades settling during the first quarter of 2006,” said Shabi Asghar, President and Co-Chief Executive Officer of ECC Capital. “While we do not expect to see the full positive impact of our restructuring efforts in operating costs until the latter half of the year, we are starting to see some improvement in whole loan sale execution on loans originated in 2006. In April, our weighted average execution on almost $600 million in principal was 101.7% with sales as high as 103%.”

Financial Results

ECC Capital reported a net loss for the three months ended March 31, 2006 of $6.4 million, or $0.06 per diluted share, as compared to a net loss for the three months ended March 31, 2005 of $2.7 million, or $0.04 per diluted share.

A comparison of summary pretax operating results for the three months ended March 31, 2006 and 2005 and for the three months ended December 31, 2005 follows1:

	Three months ended
	March 31,		December 31,
Dollars in thousands	2006	2005	2005
Net interest income	$33,002	$12,237	$46,704
Provision for loan losses	6,099	2,500	22,985

Net interest income after provision for losses	26,903	9,737	23,719

Gain (loss) on sale of loans
Net execution	(21,530)	7,340	(6,865)
Provision for losses on repurchases	(7,461)	(767)	(10,053)
Lower of cost or market	21,892	(117)	(18,739)

Net gain (loss) on sale of loans	(7,099)	6,456	(35,657)

Residual mark-to-market gain (loss)	629	(4,402)	(183)
Derivative gains (losses):
Eurodollar futures	4,871	6,811	10,072
Interest rate agreements	11,017	4,472	6,588
Net receipts (payments) under interest rate agreements	4,842	(391)	921

Net derivative gains (losses)	20,730	10,892	17,581

Net revenue	41,163	22,683	5,460
Operating expenses	39,633	31,712	49,612
Severance and lease termination costs	7,902	—	1,834

Income (loss) before income taxes	$(6,372)	$(9,029)	$(45,986)

Net interest income

Net interest income increased significantly for the three months ended March 31, 2006 compared to the corresponding period of 2005, as ECC Capital’s asset base increased significantly. Total assets as of March 31, 2006 were $6.5 billion as compared to $3.1 billion as of March 31, 2005. However, average interest earning assets declined from the fourth quarter of 2005 to the first quarter of 2006 and net interest margins narrowed as ECC Capital’s cost of borrowing increased, resulting in a decline in net interest income of 29.3% to $33.0 million during the three months ended March 31, 2006 as compared to $46.7 million for the three months ended December 31, 2005.

[1]	Where informative, ECC Capital compares results of sequential quarters because it changed its business plan to a portfolio strategy in connection with its February 2005 initial public offering. Prior year corresponding period comparisons, therefore, are not always meaningful.

First quarter 2006 loan production was originated at a weighted average coupon, or WAC, of 8.26% as compared to 7.25% for first quarter 2005 production and 7.93% for fourth quarter 2005 production. At March 31, 2006, ECC Capital’s weighted average cost of borrowings was 5.17%, as compared to 3.50% at March 31, 2005 and 4.77% at December 31, 2005. ECC Capital’s borrowing costs are indexed to the London Interbank Offered Rate, or LIBOR. As LIBOR increases, so does ECC Capital’s borrowing costs.

A summary of ECC Capital’s interest rate spread as of March 31, 2006 and 2005 and as of December 31, 2005 is as follows2:

	March 31,		December 31,
	2006	2005	2005
WAC - Loans held for sale	8.22%	7.11%	8.08%
Cost of funds	5.60%	4.17%	5.16%

Net interest rate spread	2.62%	2.94%	2.92%

WAC - Loans held for investment	7.23%	7.29%	7.29%
Cost of funds	4.91%	3.12%	4.52%

Net interest rate spread	2.32%	4.17%	2.77%

WAC - Total loan portfolio	7.62%	7.24%	7.60%
Cost of funds	5.17%	3.50%	4.77%

Net interest rate spread	2.45%	3.74%	2.83%

The decline in net interest rate spread for the total loan portfolio reflects increases in LIBOR. ECC Capital hedges its exposure to the risk of changes in LIBOR using Eurodollar futures for loans held for sale and interest rate swaps and caps for loans held for investment. Increases in LIBOR, which reduce ECC Capital’s net interest rate spread on its loans, increase the value and cash flows received under these derivative interest rate agreements, offsetting, in part, the reduced interest income from ECC Capital’s loans.

Delinquencies and Provision for Losses

During the first quarter of 2006, ECC Capital recorded a provision for loan losses of $6.1 million, bringing its reserve for losses to a total of $45.8 million as of March 31, 2006. The reserve balance is 1.2% of the total unpaid principal balance of the loans as of that date. The provision for loan losses for the first quarter of 2006 exceeds the provision for the first quarter of 2005 of $2.5 million as a result of the growth in and seasoning of ECC Capital’s loan portfolio. During the fourth quarter of 2005, ECC Capital recorded a provision for loan losses of $23.0 million that reflected changes in ECC Capital’s

[2]	WAC reflects the stated interest rate on loans and does not include the effect of amortized origination fees and costs. Cost of funds reflects the stated interest rate on the related debt and does not include payments or receipts under ECC Capital's interest rate derivatives or any amortization of bond discount or deferred issue costs.

estimates of future losses as a result of improved payment history data and portfolio seasoning. The provision for loan losses for the first quarter of 2006 was moderated to reflect changes in the anticipated timing of losses rather than changes in expected cumulative losses.

At March 31, 2006, total delinquencies were less than 6.0% and serious delinquencies (greater than 90 days) were 3.0% of the unpaid principal balance on ECC Capital’s portfolio of loans held for investment. This compares to total and serious delinquencies at December 31, 2005 of 4.3% and 1.5%, respectively. ECC Capital believes that it is probable that losses have been incurred and has estimated those losses based upon management’s experience in working with nonconforming portfolios. As the portfolio seasons, ECC Capital will experience additional delinquencies and foreclosures, and will realize losses upon the liquidation of the underlying collateral. As a result, management expects that the allowance for loan losses will continue to grow as the portfolio becomes more seasoned.

Loan Sales

Loan sales during the first quarter of 2006 aggregated $2.0 billion with a weighted average price of 99.76%, excluding the effect of lower of cost or market (LOCOM) adjustments as compared to loan sales of $532.8 million with a weighted average execution of 102.72% for the first quarter of 2005. Sales volume for the first quarter of 2005 was reduced as ECC Capital accumulated inventory for future securitizations. Loan sales during the fourth quarter of 2005 aggregated $4.2 billion with a weighted average price of 100.9%, excluding the effect of LOCOM adjustments. Sales volume for the first quarter of 2006 declined as compared to the fourth quarter of 2005 due to the fact that ECC Capital sold inventory during the fourth quarter of 2005 to reduce held for sale inventory balances.

First quarter gain on sale was impacted by a decline in the LOCOM reserve from $40.5 million as of December 31, 2005 to $18.6 million as of March 31, 2006. ECC Capital records a valuation allowance to reduce the carrying value of its held for sale inventory to the lower of cost or market at each balance sheet date. When the underlying loans are sold, the valuation allowance related to the loans is reduced, offsetting the loss realized in the period the trade settles. Many of the whole loan sales settling at a loss during the first quarter of 2006 were traded during the fourth quarter of 2005. These losses were offset, in part, by the decline in the LOCOM reserve.

Throughout 2005, ECC Capital experienced a decline in whole loan sales prices, and in particular, during the fourth quarter. During the fourth quarter of 2005, credit market conditions in the asset-backed securities market required additional credit enhancements that negatively impacted the prices investors were willing to pay for ECC Capital’s loans. The decline in sales prices experienced during the fourth quarter also reflected, in part, normal seasonal trends and increased interest rates, as well as a need to reduce higher levels of held for sale inventory that had been retained while selecting mortgage loans for securitization. Many of the trades settled during the first quarter of 2006 were initiated in the fourth quarter of 2005. In addition, many of these trades included aged inventory. These factors negatively impacted first quarter execution. However, because ECC Capital reduces the carrying value of its inventory to the lower of cost or market, the effect of these factors was largely reflected in the fourth quarter of 2005. Gain on sale for the first quarter of 2006 was also negatively impacted by additions to the repurchase reserve of approximately $7.5 million related, in part, to losses ECC Capital expects to realize on higher than anticipated repurchase volume.

Residual Interests in Securitizations

Loan pools underlying ECC Capital’s residual interests in securitizations executed in 2003 and 2004 were continually prepaying at faster than expected rates during 2005, resulting in increases to prepayment assumptions throughout 2005. During the three months ended March 31, 2006, prepayments were less than previous estimates, resulting in reduced prepayment assumptions. Loss experience remains minimal. These factors, contributed to a favorable mark-to-market adjustment of $629,000 on residual interests classified as trading securities during the first quarter of 2006 after the accrual of approximately $1.5 million in interest income.

Derivatives

Higher interest rates increased the value of ECC Capital’s interest rate derivatives resulting in derivative gains during the three months ended March 31, 2006. ECC Capital’s derivatives are designed to hedge the risk of an increase in its LIBOR-based funding costs. For financial reporting purposes, the derivatives are marked-to-market and changes in the fair value of the derivatives are recorded through the statement of operations. However, the assets and liabilities producing the hedged cash flows are not all reported at fair value and the offsetting effect of changes in cash flows from those assets and liabilities from changes in interest rates is not fully reflected in the statement of operations. A small change in interest rates has a significant impact on the value of ECC Capital’s derivatives.

Operating Expenses and Cost to Originate

Total operating expenses increased 49.8% to $47.5 million for the three months ended March 31, 2006 as compared to $31.7 million for the three months ended March 31, 2005. Excluding employee severance, lease termination costs and impairment charges incurred in connection with ECC Capital’s announced restructurings, operating expenses for the three months ended March 31, 2006 increased 24.9% to $39.6 million as compared to $31.7 million for the three months ended March 31, 2005. The increase in operating expenses during the first quarter of 2006 was due principally to the growth in operations and production throughout 2005, which increased ECC Capital’s cost structure. ECC Capital’s cost savings initiatives are expected to reduce costs beginning in the second half of 2006.

As compared to the fourth quarter of 2005, total operating expenses declined 7.6% from $51.4 million. Excluding severance and lease termination costs, total operating expenses for the first quarter of 2006 declined 23.0% as compared to the fourth quarter of 2005. The decline was principally the result of lower production in the first quarter of 2006 as compared to the fourth quarter of 2005.

Total cost to originate, excluding severance and lease termination costs, was 2.58% for the three months ended March 31, 2006 as compared to 2.76% for the three months ended March 31, 2005 and 1.95% for the three months ended December 31, 2005. Production for the first quarter of 2006 was $1.7 billion as compared to production for the first quarter of 2005 of $2.2 billion. Despite this decrease in production and overall increase in operating costs, on a year over year basis, cost to originate as a percentage of production declined principally as a result of declining yield spread premiums paid to brokers. On a sequential quarter basis, the increase in cost to originate as a percentage of production in the first quarter of 2006 as compared to the fourth quarter of 2005 is directly related to the decline in production.

ECC Capital’s estimated cost to originate is summarized as follows:

	Three months ended
	March 31,		December 31,
	2006	2005	2005
Dollars in thousands
Total operating expenses	$47,535	$31,712	$51,448
Deferred origination costs	11,774	18,035	31,375
Severance and lease termination costs	(7,902)
Loan servicing costs	(4,237)	(2,716)	(4,320)

	47,170	47,031	78,503
Premiums paid, net of fees collected	(2,741)	14,981	3,972

Total costs to originate	$44,429	$62,012	$82,475

Loan originations	$1,723,746	$2,248,203	$4,224,782

Total expenses	2.76%	1.41%	1.22%
Deferred origination costs	0.68%	0.80%	0.74%
Severance and lease termination costs	-0.45%
Loan servicing costs	-0.25%	-0.12%	-0.10%

	2.74%	2.09%	1.86%
Premiums paid, net of fees collected	-0.16%	0.67%	0.09%

	2.58%	2.76%	1.95%

Cost to originate is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. It represents the reported operating expenses, the most directly comparable GAAP measure, of ECC Capital before the deferral of origination costs under SFAS No. 91 (Accounting for Nonrefundable Fees and Costs Associated with Origination or Acquiring Loans and Initial Direct Costs of Leases) plus the net fees paid to or received in connection with originating the mortgage loans less (i) the direct costs associated with servicing ECC Capital’s portfolio of mortgage loans and (ii) the severance and lease termination costs associated with ECC Capital’s announced restructuring. Companies in ECC Capital’s peer group measure their operating efficiency in a similar manner enabling comparisons of overall operating efficiency. These factors make total cost to originate a useful measure of the efficiency of ECC Capital’s production operations. Over time, loan sale prices need to exceed ECC Capital’s cost to originate if ECC Capital is to be profitable.

Liquidity

As of March 31, 2006, ECC Capital had unrestricted cash balances totaling $48.2 million, and approximately $6.2 million in net margin deposits related to investments in Eurodollar futures contracts. ECC Capital had approximately $83.0 million invested in its portfolio of loans held for sale at March 31, 2006, a significant portion of which will be liquidated by the second quarter of 2006 through loan sales and a securitization, generating additional cash that will be used to finance ongoing operations and loan production.

During the fourth quarter of 2005, a portion of ECC Capital’s portfolio of loans held for sale became aged and ECC Capital’s lenders reduced the advance rate on these loans. In addition, warehouse advance rates were reduced further by lenders as the value attributed to ECC Capital’s loans declined. These factors, coupled with continuing operating losses, utilized cash balances during the fourth quarter of 2005 and through the first quarter of 2006.

Through sales and securitization of inventory during the first half of 2006, ECC Capital expects to reduce cash invested in its inventory of loans held for sale and also, in some cases, improve the rates at which warehouse lenders advance on its loan inventory.

ECC Capital’s sources of liquidity include additional collateralized borrowing capacity utilizing its ownership interests in securitizations, a refund of income taxes paid during 2003 though 2005 through carry back of operating losses and distributions of excess cash flow from its securitizations. During the fourth quarter of 2005 and the first quarter of 2006, ECC Capital obtained financing of over $42 million, secured by certain interests in its securitizations. ECC Capital currently believes these sources of liquidity will be sufficient to sustain operations for the future and until operations generate sustainable cash flow.

ECC Capital has either extended or is currently in the process of renewing or extending the terms of certain of its warehouse lines of credit. ECC Capital anticipates that existing warehouse capacity will be adequate to fund expected levels of loan production.

Tax status

During the first quarter of 2005, ECC Capital recorded a tax benefit of $6.3 million against the losses of its taxable REIT subsidiaries. During the fourth quarter of 2005, ECC Capital wrote down the carrying value of its deferred tax asset reflecting uncertainty surrounding its realization. No tax benefit was recorded against the operating losses of the first quarter of 2006. At March 31, 2006, ECC Capital has recorded an income tax receivable of $31.2 million, which represents the amount of taxes paid in prior years that it expects to recover through the carry back of 2005 operating losses.

Dividend Distribution Policy

Depending on the extent ECC Capital is required to utilize its various sources of liquidity, its ability to pay a dividend may be negatively impacted. On February 27, 2006, ECC Capital announced a revision to its dividend policy and that it would not pay a dividend for the first quarter of 2006. In addition, ECC Capital’s Board of Directors has determined that ECC Capital will not pay a dividend for the second quarter of 2006.

To retain REIT status, ECC Capital must distribute at least 90% of its REIT taxable income. If ECC Capital utilizes available liquidity for operations, it may not have sufficient liquidity to pay the distributions required to maintain its REIT status. In this case, it would likely consider alternative structural changes, which may include electing to eliminate its REIT status. These and other potential structural changes may require stockholder approval.

Conference Call

ECC Capital will hold a conference call on Thursday, May 11, 2006 at 5:00 p.m. Eastern Time to discuss its results of operations for the first quarter ended March 31, 2006. The conference call may be accessed by dialing 800-240-7305 (domestic) or 303-275-2170 (international). The conference call also will be webcast live on the Internet at www.ecccapital.com. Interested participants should go to ECC Capital’s website at least 15 minutes prior to the start of the call to download any necessary software. An audio replay of the conference call will be available after the call through May 18, 2006 by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The replay passcode is 11060058. An audio replay of the webcast will be available on ECC Capital’s website for twelve months.

About ECC Capital Corporation

ECC Capital Corporation, headquartered in Irvine, Calif., is a mortgage real estate investment trust (REIT) that originates and invests in residential mortgage loans. Primarily through its wholesale subsidiary, ECC Capital offers a series of mortgage products to borrowers, with a particular emphasis on “nonconforming” borrowers who generally do not satisfy the credit, collateral, documentation or other standards required by conventional mortgage lenders and loan buyers. ECC Capital is currently structured to qualify as a REIT by managing a portfolio of nonconforming loans it originates or acquires. As a REIT, ECC Capital is required to distribute dividends to its stockholders from net income generated from the spread between the interest income on its assets in its portfolio and the costs of capital to finance its acquisition of these assets.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release, including statements relating to ECC Capital’s portfolio performance, plans for its held for sale loan portfolio, sources of liquidity, warehouse capacity and its recovery of prior year taxes, may be deemed forward-looking statements under federal securities laws and ECC Capital intends that those forward-looking statements be subject to the safe-harbor created thereby. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties, which could affect ECC Capital’s future plans. ECC Capital cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. These factors include, but are not limited to: (i) the condition of the whole loan sale market and ECC Capital’s ability to improve the value received in the whole loan market for its loan originations, (ii) the condition of the U.S. economy and financial system, (iii) interest rates and the subsequent effect on the business, (iv) the stability of residential property values, (v) the potential effect of new state or federal laws or regulations, (vi) the effect of increasing competition, (vii) ECC Capital’s ability to implement successfully its business plan, (viii) continued availability of credit facilities and access to the securitization markets or other sources of capital, (ix) ECC Capital’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) ECC Capital’s ability to retain qualified personnel, (xi) the risks associated with the use of leverage and (xii) other factors and risks discussed in ECC Capital’s Form 10-K for the year ended December 31, 2005, which was filed with the Securities and Exchange Commission on April 17, 2006. You should also be aware that, except as otherwise specified, all information in this news release is as of May 11, 2006. ECC Capital undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in ECC Capital’s expectations.

ECC Capital Corporation

Condensed Consolidated Balance Sheet

(unaudited)

Dollars in thousands	March 31, 2006	December 31, 2005
Cash	$48,235	$46,904
Restricted cash	3,295	18,600
Other receivables	24,783	24,966
Residual interests	16,331	14,753
Derivatives	70,715	58,948
Loans held for sale	2,419,438	2,744,423
Loans held for investment	3,795,725	4,262,925
Allowance for loan losses	(45,766)	(40,862)

Total loans receivable	6,169,397	6,966,486

Accrued interest receivable	41,953	46,840
Deferred tax asset	31,193	31,197
Prepaid and other assets	45,541	44,924

Total assets	$6,451,443	$7,253,618

Warehouse payable	$2,204,929	$2,708,266
Advance on uncompleted loan sale	153,921	—
Long-term debt	3,691,452	4,166,127
Repurchase agreements	42,869	13,074
Accounts payable and accrued liabilities	80,016	63,236
Dividends payable	—	18,044

Total liabilities	6,173,187	6,968,747
Shareholders’ equity	278,256	284,871

Total liabilities and equity	$6,451,443	$7,253,618

ECC Capital Corporation

Condensed Consolidated Statement of Operations

(unaudited)

	Three months ended March 31,
Dollars in thousands, except per share data	2006	2005
Revenue
Interest income	$115,831	$25,540
Interest expense	(82,829)	(13,303)

Net interest income	33,002	12,237
Provision for loan losses - Loans held for investment	6,099	2,500

Net interest income, after provision for loan losses	26,903	9,737
Gain (loss) on sale of loans, net	(7,099)	6,456
Gain on trading securities and derivative instruments, net	21,359	6,490

Total revenue	41,163	22,683

Expense
Personnel	19,660	15,124
Production and marketing	2,535	3,735
Servicing fees	4,237	2,716
Occupancy expense	2,198	1,968
Severance and lease termination costs	7,902	—
General and administrative	11,003	8,169

Total expenses	47,535	31,712

Loss before income taxes	(6,372)	(9,029)
Provision (benefit) for income taxes	3	(6,331)

NET LOSS	$(6,375)	$(2,698)

Net loss per share of common stock:
Basic	$(0.06)	$(0.04)
Diluted	$(0.06)	$(0.04)